SOUTHERN PACIFIC FUNDING CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
                                   (UNAUDITED)




                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                         1998                  1997
                                                     ------------          ------------

DILUTED NET EARNINGS PER SHARE:

Net earnings                                         $ 12,766,494          $ 12,648,029

Add:  Interest on convertible subordinated
        debentures, net of tax effect                $    730,248          $    633,446

Net earnings, as adjusted                            $ 13,496,742          $ 13,281,475

Weighted average number of shares outstanding          20,744,168            20,737,500

Net effect of dilutive stock options-based on
  treasury stock method using average
  market price                                          4,471,635             4,555,122

                                                     ------------          ------------
Total average shares                                   25,215,803            25,292,622

Diluted net earnings per share                             $ 0.54                $ 0.53
                                                     ============          ============

BASIC NET EARNINGS PER SHARE:

Net earnings                                         $ 12,766,494          $ 12,648,029

Weighted average number of shares outstanding          20,744,168            20,737,500

Net earnings per share                                     $ 0.62                $ 0.61
                                                     =============         ============